UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2021

BROAD STREET REALTY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-09043 (Commission File Number)	36-3361229 (IRS Employer Identification No.)

7250 Woodmont Ave, Suite 350 Bethesda, Maryland (Address of principal executive offices)	20814 (Zip Code)

Registrant’s telephone number, including area code: 301-828-1200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sales of Equity Securities.

The information under Item 8.01 below regarding the issuance of shares of common stock of Broad Street Realty, Inc. (the “Company”) as consideration in the Mergers (as defined below) is incorporated into this Item 3.02 by reference. The shares of common stock were issued pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Rule 506 of Regulation D thereunder. Issuances of common stock were only made to persons who qualify as “accredited investors” as defined under the Securities Act.

Item 8.01      Other Events

On May 21, 2021, a wholly owned subsidiary (“Highlandtown Merger Sub”) of the Company merged with and into BSV Highlandtown Investors LLC (“BSV Highlandtown”) with BSV Highlandtown surviving as a subsidiary of the Company (the “Highlandtown Merger”). The Highlandtown Merger was completed pursuant to the previously announced agreement and plan of merger, dated as of May 28, 2019 (as amended, the “Highlandtown Merger Agreement”), by and among the Company, Broad Street Operating Partnership, LP (the “Operating Partnership”), Highlandtown Merger Sub and BSV Highlandtown. Pursuant to the Highlandtown Merger Agreement, the Company issued an aggregate of 1,749,008 shares of its common stock to the prior investors in BSV Highlandtown as consideration in the Highlandtown Merger.

On May 26, 2021, a wholly owned subsidiary (“Cromwell Merger Sub”) of the Company merged with and into BSV Cromwell Parent LLC (“BSV Cromwell”) with BSV Cromwell surviving as a subsidiary of the Company (the “Cromwell Merger” and, together with the Highlandtown Merger, the “Mergers”). The Cromwell Merger was completed pursuant to the previously announced agreement and plan of merger, dated as of May 28, 2019 (as amended, the “Cromwell Merger Agreement”), by and among the Company, the Operating Partnership, Cromwell Merger Sub and BSV Cromwell. Pursuant to the Cromwell Merger Agreement, the Company issued an aggregate of 2,092,657 shares of its common stock and paid an aggregate of $0.5 million in cash to the prior investors in BSV Cromwell as consideration in the Cromwell Merger.

As a result of the Mergers, the Company acquired Highlandtown Village Shopping Center, a retail shopping center located in Baltimore, Maryland with approximately 57,513 square feet of gross leasable area and Cromwell Field Shopping Center, a retail shopping center located in Glen Burnie, Maryland with approximately 233,486 square feet of gross leasable area. Following the closings of the Mergers, the Company contributed its interests in BSV Highlandtown and BSV Cromwell to the Operating Partnership in exchange for units of limited partnership interest in the Operating Partnership.

In connection with the closing of the Highlandtown Merger, the Company assumed $5.5 million of mortgage indebtedness secured by the Highlandtown Village Shopping Center, which bears interest at 4.132% per annum and matures on May 6, 2023. In connection with the closing of the Cromwell Merger, the Company assumed $12.15 million of mortgage indebtedness secured by the Cromwell Field Shopping Center, which bears interest at LIBOR plus 5.4% per annum with a minimum LIBOR rate of 0.5% and matures on November 15, 2022, and $1.5 million of mezzanine indebtedness, which bears interest at 10.0% per annum and matures on November 15, 2022.

As consideration in the Mergers as a result of their interests in BSV Highlandtown and BSV Cromwell, (i) Michael Z. Jacoby, the Company’s chief executive officer and chairman of its board of directors, received 146,346 shares of the Company’s common stock, (ii) Thomas M. Yockey, a director of the Company, received 146,346 shares of the Company’s common stock, (iii) Daniel J.W. Neal, a director of the Company, received, directly or indirectly, 230,429 shares of the Company’s common stock and (iv) Alexander M. Topchy, the Company’s chief financial officer, received 775 shares of the Company’s common stock. The consideration in the Highlandtown Merger and Cromwell Merger were negotiated between BSV Highlandtown and BSV Cromwell, respectively, and the prior management team and board of directors of the Company prior to entering into the Highlandtown Merger Agreement and the Cromwell Merger Agreement on May 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROAD STREET REALTY, INC.

May 27, 2021	By:	/s/ Michael Z. Jacoby
Michael Z. Jacoby
Chief Executive Officer

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